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                                                                   EXHIBIT 10.19

[letterhead of SLI Consulting AG]


EMPLOYMENT AGREEMENT

The following employment agreement is concluded by and between

Dr. Franz Koepper
Rheinweg 25
8274 Gottlieben

born on June 15, 1957,

and

SLI Consulting AG
Walzmuhlestrasse 60
8500 Frauenfeld

(referred to as SLI AG hereinafter)



[letterhead information]


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SECTION 1      START OF THE EMPLOYMENT RELATIONSHIP

1.             The employment relationship begins on January 1, 1998.

2. For persons who do not hold Swiss citizenship, the employment agreement is valid only subject to issuance of a work permit and/or visa.

3. Withdrawing from the employment agreement or terminating it before work is started is excluded for both parties to the agreement, so that they can fully rely on one another.

SECTION  2     JOB DESCRIPTION

1. Mr. Koepper will hold the position of general manager within SLI AG.

2. Within the scope of these activities, Mr. Koepper will be entrusted with managing the company, i.e. managing the personnel, developing the organization, having responsibility for all projects, monitoring the budget, and implementing the marketing and sales goals.

3. Mr. Koepper undertakes to perform his work in careful and conscientious manner.


SECTION 3      JOB LOCATION

               The regular job locations are the offices of SLI AG. The headquarters are located in Frauenfeld.

SECTION 4      WORKING HOURS

1. Regular working hours are 42.5 (forty-two point five) hours per week.

2.             When required, Mr. Koepper is willing to work overtime.

3.             Overtime hours are included in the normal pay.


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SECTION 5      SALARY

               Mr. Koepper will receive an annual salary of CHF 450,000.00, effective January 1, 1998.


SECTION 6      INABILITY TO WORK

               If Mr. Koepper is prevented from working due to illness or other unforeseen events, the administration of SLI AG must be informed of this immediately, and the reason must be stated. If the inability to work or illness will extend for more than two days, a doctor's certificate must be submitted.

SECTION 7      VACATION

1.             Mr. Koepper is entitled to 25 working days of vacation per year.

2. The vacation should be taken by arrangement with the company, taking into consideration the normal course of business at SLI AG.

3. If Mr. Koepper leaves the company during the course of a calendar year, 1/12 of the annual vacation will be credited for every full month that the employment relationship is in existence, rounded up to full days. This provision applies analogously for the year of entry.


SECTION 8      INSURANCE

1. All of the required insurance is considered to have been implicitly agreed to, and to have been fulfilled by SLI AG to the full extent.

2. Any insurance that goes beyond the coverage required by law is shown in the attached insurance regulations.


SECTION 9      OUTSIDE WORK

1.             Mr. Koepper must make all of his work effort available to SLI AG.
               Outside work for pay is excluded. Any other outside work requires the written permission of the company.

2. Accepting outside work of current or potential customers of the company of SLI AG is explicitly excluded.


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3.             SLI AG would welcome any technical publication activity by Mr.
               Koepper. Such work is not allowed to negatively impact on the obligations resulting from this agreement nor the concerns of the company, its shareholders, and/or customers of the company. Publications (including lectures) that relate to or can affect fields of work, research, or development of the company, the shareholders, and/or their respective customers, must be approved by the company before being given to third parties (including publishing companies, event sponsors, etc.), independent of whether they were created or developed within the scope of the obligations resulting from this employment agreement or independently. In the case of publications in technical journals, Mr. Koepper will ensure that his employment at SLI AG is mentioned, if these publications relate to the activities of SLI AG in the broadest sense.

4. Mr. Koepper is entitled to keep any fees he receives for technical publications as provided in Paragraph 3. SLI AG can grant Mr. Koepper additional pay for these activities.


SECTION 10     CONFIDENTIALITY

               Mr. Koepper undertakes to maintain confidentiality with regard to all industrial and business secrets of the company, its shareholders, as well as its customers, even after the employment relationship ends.

SECTION 11 PROHIBITION AGAINST COMPETITION IN CONNECTION WITH ONGOING AND/OR OFFERED PROJECTS OF SLI AG

1. As stipulated in Art. 340 OR [Obligationenrecht = Swiss law of obligations], Mr. Koepper undertakes not to compete with SLI AG in any way whatsoever after the employment relationship ends.

2.             For any violations of this prohibition against competition, Mr.
               Koepper undertakes to pay a contractual penalty of CHF 1,000.00 for every day of violation. The right to claim further damages is reserved.

3. As stipulated in Art. 340 b, Para. 3 OR, SLI AG is entitled to demand that the condition that violates the contract be eliminated. Payment of the contractual penalty and payment of any other possible damages do not release Mr. Koepper from the obligation to continue to adhere to the prohibition against competition.


SECTION 12 TERMINATION OF THE EMPLOYMENT RELATIONSHIP/OBLIGATIONS UPON DISSOLUTION OF THE AGREEMENT

1.             The agreement can be terminated by either party, with notice of 6
               (six) months, effective at the end of a month.

2. If the employment agreement is terminated, SLI AG undertakes to issue a reference to Mr. Koepper by the time of his departure from the company, at the latest.


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3.             If the agreement is terminated, Mr. Koepper must return all of the business documents, books, notes, drafts, printed materials or copies thereof in his possession, whether they are handwritten or printed out, particularly programs and program documentation, in whatever form and on whatever data media, to the company, immediately and without being asked to do so. He is prohibited from making any copies of documents, in whatever form.

4. Mr. Koepper is not entitled to retain any of the documents mentioned in Paragraph 3, for any legal reason.


SECTION 13    FINAL PROVISIONS

1. Supplemental to this agreement, the provisions of law concerning observance of industrial and business secrets as well as copyrights and utilization rights apply.

2. Changes in and/or additions to this agreement must be made in writing. Neither party to the agreement may refer to any actual arrangement that deviates from the agreement, if these arrangements have not been documented in writing.

3. If a provision of this agreement proves to be invalid, the validity of the other provisions is not affected. In such a case, the invalid provision is to be reinterpreted and/or amended, in such a way that the intended purpose is achieved. The same holds true if there proves to be a gap in the agreement that must be filled.

4. Swiss law applies to all the rights and obligations resulting from this agreement, including those that have not been explicitly agreed.

5. The courts at the domicile of SLI Consulting AG, in each instance, have jurisdiction.


Frauenfeld, January 1, 1998



SLI Consulting AG

/s/ Dr. Franz Koepper                /s/ Dr. Franz Koepper
---------------------                ---------------------
Dr. Franz Koepper                    Dr. Franz Koepper



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